UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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GENESCO INC.
(Name of Registrant as Specified in Its Charter)

LEGION PARTNERS HOLDINGS, LLC

LEGION PARTNERS, L.P. I

LEGION PARTNERS, L.P. II

LEGION PARTNERS, LLC

LEGION PARTNERS ASSET MANAGEMENT, LLC

CHRISTOPHER S. KIPER

RAYMOND T. WHITE

MARJORIE L. BOWEN

MARGENETT MOORE-ROBERTS

DAWN H. ROBERTSON

HOBART P. SICHEL

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Legion Partners Holdings, LLC, a Delaware limited liability company (“Legion Partners Holdings”), together with the other participants named herein (collectively, “Legion”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2021 annual meeting of shareholders of Genesco Inc., a Tennessee corporation (the “Company”).

Item 1: On June 7, 2021, Legion issued the following press release:

Legion Partners Files Definitive Proxy Statement and Sends Letter to Genesco Shareholders

Encourages Shareholders to Visit www.GCOForward.com to Read Our Full Letter, Which Highlights that the Company’s Flawed Board Refresh has Increased Interlocks Among Insiders

Finds it Alarming that Genesco is Spending $8.5 Million on a Defensive Campaign to Protect Long-Tenured Board Members, Including a 20-Year Director with a Troubling Track Record

Urges Shareholders to Vote on the WHITE Proxy Card for Sorely-Needed Boardroom Change

LOS ANGELES--(BUSINESS WIRE)--Legion Partners Asset Management, LLC (together with its affiliates, “Legion Partners” or “we”), which collectively with the other participants in its solicitation beneficially owns approximately 5.9% of the outstanding common shares of Genesco, Inc. (NYSE: GCO) (“Genesco” or the “Company”), today announced that it has filed its definitive proxy statement with the U.S. Securities and Exchange Commission and sent a letter to its fellow shareholders. Legion Partners is urging shareholders to vote on the WHITE proxy card to elect its slate of four highly-qualified nominees – Marjorie L. Bowen, Margenett Moore-Roberts, Dawn H. Robertson and Hobart P. Sichel – to Genesco’s nine-member Board of Directors (the “Board”) at the 2021 Annual Meeting of Shareholders (the “Annual Meeting”) on July 20, 2021. In its letter to shareholders available at www.GCOForward.com, Legion Partners shines a light on Genesco’s broken Board and the long-tenured members who have presided over a decade of stagnation and underperformance.

Chris Kiper and Ted White, Legion Partners’ Managing Directors, commented:

“We believe Genesco’s anti-shareholder actions over the past two months have validated our case for shareholder-driven change in the boardroom. Notably, the Company appears to have delayed its Annual Meeting on the heels of our April nomination in order to search for director candidates to include in a defensive, reactionary Board refresh that does not seem to have been broadly undertaken. The Company subsequently rebuffed our good faith efforts to settle in exchange for one designee, provided that Matthew C. Diamond – a 20-year Board member who currently serves as Lead Independent Director and Chair of the Nominating and Governance Committee – step down in 2022. The Board and management apparently felt it was preferable to derail settlement discussions, disregard our calls for a universal proxy card and spend $8.5 million in professional fees to try to preserve one entrenched director’s position.

We urge all shareholders to take a close look at the claims Genesco is making about its refresh, strategy and performance. The Company’s refresh has resulted in the addition of at least one director with prior links to an insider and a second with close ties to the Nashville area, where the Company’s headquarters are located. The incumbents also tout their strategy and short-term performance without addressing Genesco’s years of underperformance or its track record of overpaying executives as margins have deteriorated. It appears the current Board is willing to do and say just about anything to maintain the dismal status quo.

Fortunately, our unaffiliated nominees have fresh perspectives and open minds. They also collectively possess impressive corporate governance acumen, diversity and inclusion insight, retail expertise, strategic planning and turnaround knowhow, and transaction experience. We view these as the attributes and skills Genesco needs in its boardroom after more than a decade of stagnation. It is time to move Genesco forward.”

About Legion Partners

Legion Partners is a value-oriented investment manager based in Los Angeles, with a satellite office in Sacramento, California. Legion Partners seeks to invest in high-quality businesses that are temporarily trading at a discount, utilizing deep fundamental research and long-term shareholder engagement. Legion Partners manages a concentrated portfolio of North American small-cap equities on behalf of some of the world’s largest institutional and high-net-worth investors. Learn more at www.LegionPartners.com.

Contacts

For Investors:

Kingsdale Advisors

Michael Fein / Lydia Mulyk, 646 651.1640

mfein@kingsdaleadvisors.com / lmulyk@kingsdaleadvisors.com

For Media:

Profile

Greg Marose / Bela Kirpalani, 347-343-2999

gmarose@profileadvisors.com / bkirpalani@profileadvisors.com

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Item 2: Also on June 7, 2021, Legion uploaded the following materials to https://www.gcoforward.com:

GCOForward

Home | Nominees | Investor Resources | About Legion | Contact

Important Materials

Click on the file name below to view/download.

June 07, 2021	Legion Letter to GCO Shareholders
June 07, 2021	Legion's Genesco Definitive Proxy Statement
June 1, 2021	Legion Partners Reiterates Call for Genesco to Agree to the Utilization of a Universal Proxy Card
May 24, 2021	GCO- Legion Release 5.24.21
April 20, 2021	Legion Partners Issues Letter to Genesco's Board Regarding its Decision to Delay the Company's 2021 Annual Meeting
April 12, 2021	Press Release
April 12, 2021	Legion Letter to GCO Shareholders

Media Coverage

Click on the article name below to view.

April 12, 2021	Bloomberg - Activist Legion Seeks to Replace Majority of Genesco Board
April 12, 2021	Reuters - Activist investor Legion Partners nominates 7 directors to Genesco board

NBC
0:00 / 3:04

CNBC: Power Lunch: Activist Investor Legion Partners Nominates 7 Directors to Genesco Board

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Item 3: Also on June 7, 2021, Legion uploaded the following materials to https://legionpartners.com/articles: